Exhibit 99.1

News Release

Media:	Investor Relations:
Robert C. Ferris	Elena Doom
(973) 455-3388	(973) 455-2222
rob.ferris@honeywell.com	elena.doom@honeywell.com

WILLIAM S. AYER, RETIRED CHAIRMAN AND CEO OF ALASKA AIR GROUP, JOINS HONEYWELL’S BOARD OF DIRECTORS

MORRIS TOWNSHIP, N.J., December 12, 2014 – Honeywell (NYSE: HON) announced today that William S. Ayer, 60, former chairman and chief executive officer of Alaska Airlines and Alaska Air Group has been elected to its Board of Directors. He will serve on Honeywell’s Corporate Governance and Responsibility and Management Development and Compensation Committees.

“Bill has been a highly respected and proven business leader in the aerospace industry for more than three decades,” said Honeywell Chairman and CEO Dave Cote. “His relentless focus on the customer, continuous improvement, and building a culture of safety, innovation, sustainability, and diversity are all hallmarks of his leadership style. Under Bill’s leadership, Alaska Air Group operated profitably during the most recent recession and today the company is viewed as a ‘model’ airline throughout the industry. Bill brings both deep aerospace industry knowledge and rich business experience to Honeywell’s Board. We’re confident that his contributions will be invaluable as Honeywell deploys its new five- year growth plan.”

Ayer was appointed CEO of Alaska Air Group in 2002 and became Chairman of the Board in 2003. He retired from the company at the end of 2013. Alaska Air Group, Inc., through its subsidiaries, provides passengers and cargo air transportation services in the United States. It serves approximately 100 cities in Alaska, the Lower 48, Hawaii, Canada and Mexico. The company reported $5.2 billion in 2013 sales and has approximately 13,000 employees. Prior to his role as Chairman and CEO of Alaska Air Group, Ayer served as Vice President of Marketing and Planning for the company beginning in 1995.

Ayer started flying at the age of 15 and has worked in the aerospace industry for his entire 35-year career. His first job was in sales at Piper Aircraft Company in 1979 and he subsequently founded and ran Air Olympia, a Washington state commuter airline. Next, he

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William S. Ayer Joins Honeywell Board of Directors - 2

spent 13 years with Horizon Air, moving up to head operations before he joined Alaska Airlines in 1995.

Ayer is among the most respected leaders in the airline industry and serves on some of its most prestigious boards and associations, including:

•	Past Chairman of the Federal Aviation Administration NextGen Advisory committee, a panel of people from every aspect of aviation aiming to modernize the nation’s air traffic control system and improve airport and airspace efficiency
•	Member of FAA’s Management Advisory Council
•	Chairman of the Museum of Flight

Ayer holds his commercial and flight instructor certificates with instrument and multi-engine ratings. He received a Bachelor’s Degree in Economics and Human Biology from Stanford University and an MBA from the University of Washington.

Honeywell (www.honeywell.com) is a Fortune 100 diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; turbochargers; and performance materials.  For more news and information on Honeywell, please visit www.honeywellnow.com.

This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current economic and industry conditions, expected future developments and other factors they believe to be appropriate. The forward-looking statements included in this release are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting our operations, markets, products, services and prices. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements. We identify the principal risks and uncertainties that affect our performance in our Form 10-K and other filings with the Securities and Exchange Commission.

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